Exhibit 2 Page 1 of 6

                            ASSET ACQUISITION AGREEMENT


         This ASSET ACQUISITION AGREEMENT (the "Agreement"), dated as of October 26, 1995, is entered into between Phoenix Leasing Income Fund 1980, a California limited partnership ("Seller") and Phoenix Leasing Liquidation Corporation, a California corporation ("Buyer"), with reference to the following facts:

         A. Seller has placed various assets, more particularly described on Exhibit A hereto (the "Assets"), for sale in an auction procedure and Buyer has successfully bid for the Assets.

         B. This Agreement sets forth the terms and conditions upon which Seller will sell to Buyer, and Buyer will purchase from Seller, the Assets.

         In consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:


                                      ARTICLE 1
                           THE PURCHASE AND SALE OF ASSETS


         1.1 Purchase and Sale of Assets. For the consideration set forth herein and subject to the terms and conditions of this Agreement, Seller hereby sells, transfers, conveys, assigns and delivers to Buyer free and clear of any and all claims, liens, rights, restrictions, security interests or encumbrances of any kind, other than any of the foregoing imposed as a result or actions of Buyer (collectively, "Encumbrances"), and Buyer hereby purchases, acquires and accepts from Seller the Assets.

         1.2 Purchase Price. The purchase price for the Assets is $88,749, which has been determined in the auction conducted by Kennedy Wilson and is payable in cash as determined in the final bid in such auction.

            (a) Bid Deposit. Buyer has deposited the sum of $4,437 (five percent of bid amount) in escrow with Comerica Bank-California, San Jose, California (the "Escrow Agent"), as a deposit pending acceptance of Buyer's bid. Such payment shall now be applied to the down payment portion of the purchase price.

            (b) Down Payment. Upon execution of this Agreement by Seller and buyer at the auction upon acceptance of Buyer's bid, Buyer shall deposit with the Escrow Agent an additional amount equal to the difference between ten percent of the purchase price and the amount of the bid deposit. The bid deposit and the amount deposited pursuant to this paragraph shall together constitute the entire down payment of the purchase price.

            (c) Balance. The balance of the purchase price shall be paid at the closing of the sale of the Assets, which shall take place on or before November 15, 1995.



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                                                           Exhibit 2 Page 2 of 6

                                   ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         Seller represents and warrants to Buyer that, as of the closing:

         2.1 Ownership of Assets. Seller owns all right, title and interest in and to the Assets. The delivery of the Assets by Seller to the Buyer pursuant to the terms of this Agreement will transfer to Buyer good and valid title thereto free and clear of any and all Encumbrances. The Seller has not entered into any agreement, option or right with any person for the purchase of all or any portion of the Assets. Seller has full power to transfer the Assets to the Buyer without obtaining the consent or approval of any other person or governmental authority.

         2.2 Due Authorization and Execution. Seller has the necessary partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary partnership action on the part of Seller. No other partnership proceedings or actions on the part of Seller is necessary to authorize this Agreement and the consummation of such transactions. This Agreement has been duly and validly executed and delivered by Seller and, assuming due execution and delivery by the Buyer, constitutes a valid and binding obligation of Seller enforceable in accordance with its terms.

         2.3 Consents, Violations and Authorizations. The Seller is not a party to or bound by any order, judgment or decree which would require the consent of another to the execution of this Agreement or the consummation of the transactions contemplated hereby

         2.4 Limitations. Except for the representations and warranties contained in this Article 2, Seller makes no other representations regarding the Assets. THE ASSETS ARE BEING SOLD "AS IS," "WHERE IS" AND NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE IS BEING MADE BY SELLER.


                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF THE BUYER


         Buyer represents and warrants to Seller, as follows:

         3.1 Due Authorization and Execution. Buyer has the necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Buyer has duly authorized and approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the consummation of such transactions. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming due execution and delivery by Seller constitutes a valid and binding obligation of Buyer enforceable against it in accordance with its terms.

         3.2 Organization of the Buyer. Buyer is a California corporation validly existing and in good standing under the laws of the State of California, and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.


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                                                           Exhibit 2 Page 3 of 6

         3.3 Buyer's Acknowledgments.

            (a) Buyer acknowledges that any projections or financial statements it has reviewed regarding the Assets are subject to change and that Buyer has had the opportunity to conduct its own due diligence, pose questions to Seller and perform its own analysis, and Seller has provided access to records and personnel for the purpose thereof.

            (b) Buyer understands that some of the Assets may consist of a minority interest in joint ventures and that the acquisition of such interests will not afford Buyer the opportunity to make decisions affecting such joint ventures' operations without the consent of the requisite percentage of the other joint venturers. Buyer further understands that it will be bound by the terms of such joint venture agreements.

            (c)  BUYER  EXPRESSLY   ACKNOWLEDGES  THE  LIMITATIONS  ON  SELLER'S
WARRANTIES SET FORTH IN SECTION 2.4 HEREOF.


                                      ARTICLE 4
                              SURVIVAL; INDEMNIFICATION


         4.1 Survival of Representations and Warranties and Related Agreements. The representations and warranties contained in Articles 2 and 3 of this Agreement and all covenants, agreements and obligations to be performed hereunder shall survive the execution and delivery of this Agreement.


                                       ARTICLE 5
                                  GENERAL PROVISIONS


         5.1 Expenses. All expenses incurred pursuant to this Agreement, including without limitation, legal fees and expenses, and the transactions contemplated hereby shall be paid by the party incurring the expense.

         5.2 Further Assurances. Each of the parties agrees to execute and deliver any and all further agreements, documents or instruments reasonably necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by the other party to perfect or evidence its rights hereunder.

         5.3 Notices. Any notices hereunder shall be deemed sufficiently given by one party to another only if in writing and if and when delivered or tendered by personal delivery, on the first business day after facsimile transmission, after confirmation of receipt of such transmission, 24 hours after the prepaid deposit with Federal Express or other similar overnight courier, or as of five business days after deposit in the United States mail in a sealed envelope, registered or certified, with postage prepaid, addressed as follows:

         If to Seller:    Phoenix  Leasing Income Fund 1980
                              2401 Kerner Boulevard
                              San Rafael, California 94901
                              Attention: Vince Fleming
                              Fax: 415-453-8203



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                                                           Exhibit 2 Page 4 of 6

         If to  Buyer:    Phoenix  Leasing  Liquidation  Corporation
                              2401 Kerner Boulevard
                              San Rafael, California 94901
                              Phone: 415-485-4600
                              Fax: 415-453-8203

or to such other address or facsimile number as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 5.3. A notice not given as provided above shall, if it is in writing, be deemed given if and when actually received by the party to whom it is given.

         5.4 Successors. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their successors and assigns. This Agreement shall not be assignable by either party except with the prior express written consent of the other.

         5.5 Entire Agreement. This Agreement, together with the exhibits hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection herewith. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth herein and therein.

         5.6 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of the parties hereto.

         5.7 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision is held to be invalid or unenforceable, such provision shall be construed by the appropriate judicial body by limiting or reducing it to the minimum extent necessary to make it legally enforceable.

         5.8 Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of California without reference to conflict of laws rules.

         5.9 Facsimile Execution. All documents contemplated by this Agreement, including this Agreement, may be executed and communicated to the other parties hereto or thereto by telecopier transmission (electronic receipt received). Such documents, including this Agreement, as may be executed and transmitted by telecopier shall be deemed binding and effective as of the date set forth on the applicable document. The parties hereto agree to exchange originally executed documents by mail as soon as practicable after execution by telecopier transmission.


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                                                           Exhibit 2 Page 5 of 6



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

         "Seller" Phoenix Leasing Income Fund 1980 a California limited partnership

                                     By:      Phoenix Leasing Incorporated,
                                              Its General Partner



                                              By  /S/ BRYANT J. TONG
                                                Its


         "Buyer" Phoenix Leasing Liquidation Corporation, a California corporation



                                     By /S/ BRYANT J. TONG




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                                                           Exhibit 2 Page 6 of 6

Phoenix Leasing Income Fund 1980

Exhibit A -- Schedule of Assets Sold at Auction October 26, 1995


Asset                                                             Purchase Price

3.289% interest in Phoenix Joint Venture 1994-1                           70,025

100% of Income Fund 1980's remaining investment in the following          18,724
joint ventures:
Phoenix Funding Partnership
Phoenix Leasing Leveraged Joint Venture 1987-3
Phoenix Leasing Leveraged Joint Venture 1990-1

Total Purchase Price                                                      88,749